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                                                                    EXHIBIT 10.7

                               CRAWFORD & COMPANY
                           MEDICAL REIMBURSEMENT PLAN
                               RESTATED AS AMENDED
                 (including Amendments through January 31, 1995)

     This Medical Reimbursement Plan is hereby adopted by Crawford & Company this 18th day of February, 1975.

                                   ARTICLE I.

     For purposes of this Plan, unless the context required otherwise, the following works and phrases shall have the indicated meanings:

     1.1. Company - means Crawford & Company and any successors thereto which adopts this Plan in writing.

     1.2. Plan - means this Medical Reimbursement Plan and any amendments thereto.

     1.3. Board - means the Senior Compensation and Stock Option Committee of the Board of Directors of the Company.

     1.4. Participant - means any officer of the Company.

     1.5. Spouse - means a person (i) who is a Participant's legal spouse on the last day of the Plan Year and (ii) who is not legally separated from such Participant under a decree of divorce or separate maintenance; provided, if a Participant's lawful spouse dies during a Plan Year and the Participant does not remarry before the end of such year, such deceased spouse shall be deemed to be his Spouse for such Plan Year.

     1.6. Dependant Child - means a Participant's child, whether natural or otherwise, (i) who receives over one-half (1/2) of his support from the Participant during the Play Year and who (a) is more than thirteen (13) days old but (b) is, as of the last day of such Plan Year, less than age nineteen (19) and (c) is not married at any time during such Plan Year; provided (ii) a Participant's child who weighs less than five and one-half (5-1/2) pounds at birth shall be treated as a Dependent Child without regard to the requirement of subsection (i)(a) above; and (iii) a Participant's unmarried child who during the Plan Year is supported solely by the Participant and who (a) is a full-time student at

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an educational institution during such year and (b) has not, on the last day of such year, reached age twenty-three (23), shall be treated as a Dependent Child.

     1.7. Dependents - means a Participant's Spouse and Dependent Child.

     1.8. Medical Care - means Medical Care, as defined in Section 213(d) of the Internal Revenue Code of 1954, as amended, (the "Code"), and the Regulations thereunder, for a Participant and his Dependents, and includes the diagnosis, cure, mitigation, treatment or prevention of disease, the purchase of medicine and drugs which are legally procured and which are generally accepted as falling within the category of medicine and drugs, transportation primarily for and essential to the rendition of Medical Care, and certain permanent improvements to property to the extent that the particular improvement is related directly to Medical Care.

     1.9. Reimbursement Limit - means the dollar amount under the following schedule which corresponds to the number of full calendar months which a Participant was designated as such during the Plan Year:

               Chairman, President,   Vice Presidents (other
                Exec. Vice Pres.,      than Exec. Vice Pres.     All Other
              All Senior Vice Pres.    And Senior vice Pres)   Participants
Full Months          Dollars                  Dollars             Dollars
-----------   ---------------------   ----------------------   ------------
 1                     166.66                  125.00               83.33
 2                     333.32                  250.00              166.66
 3                     499.98                  375.00              249.99
 4                     666.64                  500.00              333.32
 5                     833.30                  625.00              416.65
 6                     999.96                  750.00              499.98
 7                   1,166.62                  875.00              583.31
 8                   1,333.28                1,000.00              666.64
 9                   1,499.94                1,125.00              749.97
10                   1,666.60                1,250.00              833.30
11                   1,833.26                1,375.00              916.63
12                   2,000.00                1,500.00            1,000.00

     1.10. Named Fiduciary - means the Secretary of the Company.

     1.11. Plan Administrator - means the Named Fiduciary.

     1.12. Plan Year - means the calendar year.

     1.13. Effective Date - means January 1, 1975.

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                                   ARTICLE II.

                                  Reimbursement

     2.1. Reimbursement - on or before January 31st of each year, the Company shall reimburse a Participant or his legal representative the amount set forth in Section 1.9 for the period during the preceding calendar year in which such individual was a Participant in the Plan.

     2.2. Source of Reimbursement. Any reimbursement made pursuant to this Plan shall be paid from the general assets of the Company.

                                  ARTICLE III.

                               Plan Administrator

     3.1 Powers. The Plan Administrator shall have control of the administration of this Plan, with all powers necessary to enable him properly to carry out his duties in this respect. He may appoint in writing such agents as he may deem necessary for the effective performance of his duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, which he may deem expedient or appropriate. In the event that any agent so appointed is not an employee of the Company, subject to Board approval, such agent's compensation shall be fixed by the Plan Administrator and shall be paid by the Company.

     3.2. Records. The Plan Administrator shall maintain a current record of all Participants and the reimbursement claims submitted by each such Participant or his legal representative for each Plan Year.

                                   ARTICLE IV.

                                  Miscellaneous

     4.1. Amendments. This Plan may be amended in any respect and at any time from time to time by the Company.

     4.2. Termination of Plan. The Company expects this Plan to be continued indefinitely but, of necessity, it reserves the right to terminate the Plan at any time. Provided, notwithstanding any other provision of this Plan, in the event the Plan is terminated during a Plan year, each then

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Participant shall be entitled to submit a reimbursement claims for amounts paid for Medical Care prior to the date on which the Plan is terminated and shall be entitled to reimbursement under the terms of the Plan to the extent of each such Participant's Reimbursement Limit. as determined on the first day of the first month which coincides with, or immediately follows, such Plan termination date.

     4.3. Termination of Participant Designation. A Participant's designation as such (i) may be terminated by the Board at any time acting in its sole discretion and (ii) shall be terminated, automatically and without Board action, on the date the Participant's employment with the Company terminates for any reason, voluntarily or otherwise, including death.

     4.4. Headings. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the Plan provisions.

     4.5. Construction. In the construction of this Plan the masculine shall include the feminine and the singular the plural in all cases in which such meanings would be appropriate. This Plan shall be construed in accordance with the laws of the State of Georgia.